Exhibit 5.1

[Letterhead of Jones Day]

April 25, 2012

Community Choice Financial Inc.

7001 Post Road, Suite 200

Dublin, Ohio 43016

Re:	Registration Statement on Form S-1 (No. 333-176434) Filed by
Community Choice Financial Inc.

Ladies and Gentlemen:

We have acted as counsel for Community Choice Financial Inc., an Ohio Corporation (the “Company”), in connection with the offering and sale of up to 10,864,955 Common Shares of the Company, par value $0.01 per share (the “Common Shares”), by the Company (the “Primary Shares”) and up to 1,401,712 Common Shares (the “Secondary Shares” and together with the Primary Shares, the “Shares”) by certain shareholders of the Company (collectively, the “Selling Shareholders”).  The offering and sale will be made pursuant to an Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into among the Company, the Selling Shareholders and Credit Suisse Securities (USA) LLC, as Representative of the several Underwriters to be named in Schedule B thereto.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of these opinions.  Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.             The Primary Shares have been authorized by all necessary corporate action of the Company and, when issued and delivered pursuant to the terms of the Underwriting Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.

2.             The Secondary Shares have been authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the laws of the State of Ohio, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-1 (No. 333-176434) (the “Registration Statement”) filed by the Company to effect the registration of the Shares under the Securities Act of 1933 (the “Act”), and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement.  In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day